EXHIBIT 10.1

CERTIFICATE OF CORPORATE SECRETARY
REGISTRATION OF SHARES

I, the undersigned, hereby certify that (i) I am the duly appointed secretary of Force Protection, Inc. a Nevada corporation (the “Company”); (ii) I am duly authorized to execute this Certificate  for and on behalf of the Company; and (iii) based upon my personal  knowledge, I confirm that on 3-1-2007 the Board of Directors did resolve as follows:

WHEREAS, the Directors reviewed specific proposals to register individual’s shares via S-8.  Upon motions duly made, the following resolutions were approved by the Board of Directors:

RESOLVED, that 800,833 shares assigned to Frank Kavanaugh as a direct share grant  in 2004 and 2005 (represented by certificates 3052 and 3063) and 27,887 shares issued as Board compensation (represented by certificates 3699, 3739, 3832, 3892 and 4116) will be registered via S-8.  Mr. Kavanaugh departed meeting prior to discussion and prior to vote.  Mr. Kavanaugh abstained from final Board vote on this resolution.   Resolution passed 4-0.

FURTHER RESOLVED, that shares equal to $40,000 (calculated using the closing share price as of April 11, 2006, vested as of May 1, 2007 and not yet issued) assigned to Raymond Pollard via employment contract as a direct share grant and 11,560 shares issued as Board compensation (represented by certificates 3741, 3834 and 3896) will be registered via S-8.  Resolution passed 5-0.

FURTHER RESOLVED, that 50,000 shares assigned to Vernon Joynt as a direct share grant via employee stock pursuant to board resolution dated July 7, 2006 (represented by certificate 4055) will be registered via S-8. Resolution passed 5-0.

In Witness Whereof, I have executed this Certificate as of the date set forth below:

Date: May 31, 2007

/s/ William Prevot
William Prevot
Company Secretary